Exhibit 10.3

John E. Outen - S Digitally signed by John E. Outen - S Date: 2018.09.12 09:45:25 - 04'00'

SPECIAL PROVISIONS Contract No. IIllSN272201300017C Modification No. 22 Page 2 of2 Beginning with the effective date of this modification, ARTICLE B.2. ESTIMATED COST - OPTION AND ARTICLE G.3 INVOICE SUBMISSION /CONTRACT FINANCING REQUEST IS REVISED ARTICLE B.2. ESTIMATED COST - OPTION 10 is revised to incorporate changes (a, and b) with changes in the Option 10 table below: a. The estimated cost of this contract is increased to $43,034,602 with the addition of Mad and Dosing studies with additional patients as described in Option 10 for $3,557 , 707. b. Payments from the additional funds may be made from the following PRISM/NBS Line Item Numbers as follows: PRISM/NBS Line Item No. Description PRISM/NBS Line Item Period of Performance Funded Amount 20 Mad Studies for Yellow Fever and Marburg program changes under Option 10 08/10/2016 - 09/30/2022 $3,557,707 END OF MODIFICATION 22 OF IIllSN272201300017C